John J. Dickson
President and Chief Executive Officer
Frontier Financial Corporation
(425) 514-0774

Jon R. Johnson
President and CEO
Bank of Salem
(503) 585-5290

BANK OF SALEM TO MERGE WITH
FRONTIER FINANCIAL CORPORATION FOR $68.9 MILLION

EVERETT, Washington and Salem, Oregon --- Frontier Financial Corporation (NASDAQ: FTBK) (“Frontier”), the $3.6 billion in assets holding company for Frontier Bank, and Bank of Salem (OTC BB: BSOG) (“Salem”), a commercial bank with assets of $210.2 million, today announced the signing of a definitive agreement for the merger of Salem with and into Frontier.

 “We are very pleased that Salem has made the decision to join the Frontier organization,” said Frontier’s President and CEO John J. Dickson.  “Salem is one of the most profitable and efficient financial institutions in Oregon.  They produce high performance results similar to Frontier.”

Salem announced second quarter results on July 16, 2007, which included year-to-date net income of $2.5 million, annualized return on average assets of 2.38%, return on average equity of 19.15% and a year-to-date efficiency ratio of 23.41%.

Dickson continued, “In addition to similar financial performance to Frontier, Salem also places a high value on its employees and delivering outstanding customer service.  We fully expect that this will be a very successful partnership as we will use Salem as our foundation to expand our business into the attractive Oregon market.”

Terms of the agreement call for Salem shareholders to receive a fixed price of $21.00 of Frontier common stock for each share of Salem common stock at closing, provided the average closing price of Frontier for ten days prior to closing is between $21.21 and $29.17.  If the average price of Frontier drops below $21.21 and assuming no stock options are exercised, Salem shareholders will receive approximately .99 shares of Frontier for the 3,263,221 shares outstanding, or a maximum number of Frontier shares issued of 3,230,589.  If the average price of Frontier exceeds $29.17 and assuming no stock options are exercised, Salem shareholders will receive approximately .72 shares of Frontier for each share of Salem, or a minimum number of Frontier shares issued of 2,349,519. Options to purchase Salem’s common stock will be cashed out at closing.  Based upon the price range of Frontier stock between $21.21 and $29.17, the total value of the stock consideration and options is approximately $68.9 million.   This represents 13.8 times the last 12 months earnings and 250.6% of Salem’s June 30, 2007 stockholders’ equity.

“We are very excited to join the Frontier Bank team,” said Jon R. Johnson, President and CEO of the Bank of Salem.  “As we considered strategic alternatives, it was clear that a combination with Frontier is a great long-term choice for our shareholders, customers and employees.  With the benefit of Frontier’s expanded resources and a broader array of commercial bank products and services, our team will be better equipped to serve our existing customer base and communities for years to come.  This transaction also provides our shareholders with enhanced liquidity, a quarterly cash dividend and the opportunity to hold shares in one of the premier banking franchises in the Northwest.”

Following the merger, Jon R. Johnson, Salem’s President and CEO will continue as Senior Vice President and Regional Manager, Larry A. Johnson, Salem’s Executive Vice President and Chief Credit Officer will continue as Senior Vice President and Regional Credit Administrator, and David L. DeSemple, Salem’s Vice President of Operations will continue as Vice President and Regional Operations and Human Resource Manager.  All employees of Salem are expected to be retained in the merger.

The transaction, which is expected to be accretive to Frontier’s 2008 earnings, is anticipated to be completed in the fourth quarter of 2007, pending receipt of Salem’s shareholder approval and regulatory approvals.  In connection with their approval of the definitive agreement, the directors, executive officers and principal shareholders of Salem, who collectively own 64.65% of its shares outstanding, have each entered into a voting agreement in favor of the transaction.

About Frontier Financial Corporation

Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank.  Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.  Frontier operates 45 offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish, and Whatcom counties.  More information can be found at www.frontierbank.com.

About Bank of Salem

Bank of Salem provides a variety of financial services to individuals and corporate customers through its three branches operating as Bank of Salem, Bank of Portland and Bank of Tigard, Oregon.  Founded in 1991, Bank of Salem specializes in financing construction projects and commercial real estate.  More information on Bank of Salem can be found at www.bankofsalem.com.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release.  Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier’s 2006 Form 10-K.